Exhibit 99.2

       Tasty Baking Company Announces Termination of Option on
            Its Corporate Offices and Distribution Center

     The Company Will Record $1.6 Million of Pre-Tax Income in the
                          Fourth Quarter 2006

    PHILADELPHIA--(BUSINESS WIRE)--Dec. 28, 2006--Tasty Baking Company (Nasdaq:TSTY) today announced that the Company has received notification from Keystone Redevelopment Partners ("Keystone") that Keystone will not exercise its option on the Company's corporate headquarters and distribution center located in Philadelphia, Pennsylvania.

    Tasty Baking Company signed an option agreement with Keystone in July 2006, which provided Keystone the option to purchase Tasty Baking Company's corporate offices and distribution center. In consideration for entering into the agreement, Tasty Baking Company received a $1.6 million cash payment.

    With Keystone's notification that it has terminated its option, the Company will now record pre-tax income of $1.6 million during the fourth quarter 2006.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (Nasdaq:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the Company's website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including without limitation, the costs to upgrade and enhance existing manufacturing facilities, the costs to acquire (or lease) and fit-out a new manufacturing facility and relocate thereto, the cost and availability of capital to fund improvements or new manufacturing facilities, the success of marketing and sales strategies and new product development, the ability to successfully enter new markets, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's annual reports to shareholders and the Company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the Company will change its manufacturing strategy or, in the event of a change in its manufacturing strategy, that the new strategy will be successful. The Company assumes no obligation to publicly update or revise any forward-looking statements.

    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
             or
             David S. Marberger, 215-221-8500